EXHIBIT 5.1

[Letterhead of Ritch Mueller, S.C.]

May 15, 2013

Grupo Aeroportuario del Centro Norte, S.A.B. de C.V.

Torre Latitud

L501

Piso 5

Av. Lázaro Cárdenas 2225

Col. Valle Oriente

San Pedro Garza García, Nuevo León

México

Ladies and Gentlemen:

We are acting as special Mexican counsel to Grupo Aeroportuario del Centro Norte, S.A.B. de C.V. (the “Company”), in connection with the Company’s filing of a registration statement on Form F-3, provided to us and as filed by the Company with the United States Securities and Exchange Commission (the “Registration Statement”), including the related prospectus (the “Prospectus”), under the United States Securities Act of 1933, as amended (the “Securities Act”), relating to up to 100,000,000 Series B shares of the Company, without par value (the “Series B Shares”), including in the form of American Depositary Shares (“ADSs”), each ADS representing eight (8) Series B Shares of the Company, all of which may be offered and sold from time to time by Aeroinvest, S.A. de C.V., the selling shareholder.

In rendering the opinion expressed below, we have examined copies of (i) the Company’s combined articles of incorporation and by-laws (estatutos sociales) in effect on the date hereof, (ii) the Registration Statement and the Prospectus, and (iii) such documents and corporate records of the Company and such other instruments and other certificates of officers and representatives of the Company and such other persons, and have made investigations of laws, as we have deemed relevant or appropriate in connection with the giving of this opinion.

We have assumed, without any independent investigation or verification of any kind, (i) the genuineness of all signatures and the authenticity of all opinions, documents and papers submitted to us, and (ii) that copies of all opinions, documents and papers submitted to us are complete and conform to the originals thereof.

As to questions of fact material to the opinion hereinafter expressed, we have, when relevant facts were not independently established by us, relied upon originals or copies, certified or otherwise identified to our satisfaction, of all such corporate records of the Company, and such other instruments or certificates of public officials, officers and representatives of the Company and such other persons as we have deemed necessary or appropriate for the opinion expressed below.

Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1.	All the outstanding Series B Shares of the Company have been duly authorized and validly issued, and are fully paid and non-assessable, other than Series B Shares maintained in treasury by the Company.

2.	The statements in the Prospectus under the caption “Taxation,” insofar as such statements constitute a summary of Mexican law, such statements fairly summarize Mexican law in all material respects.

We are qualified to practice law in Mexico. We express no opinion as to any laws other than the laws of Mexico or as to any matters not expressly covered herein.

We consent to (i) the filing of this opinion as an exhibit to the Registration Statement, and (ii) the use of the name of our firm in the Prospectus forming a part of the Registration Statement under the captions “Enforceability of Civil Liabilities” and “Validity of the Securities”. In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

Ritch Mueller, S.C.

By /s/ Luis A. Nicolau

     Luis A. Nicolau, a partner